EXHIBIT r

INITIAL SUMMARY PROSPECTUS

TRANSAMERICA VARIABLE FUNDS

TRANSAMERICA ASSET ALLOCATION VARIABLE FUNDS

GROUP VARIABLE ANNUITY CONTRACTS

Sections 401(a), 401(k), 403(b), 408(IRA), 457 and NQDC

Issued By

TRANSAMERICA FINANCIAL LIFE INSURANCE COMPANY (“TFLIC”)

440 Mamaroneck Avenue, Harrison, New York 10528; (800) 755-5801

Summary Prospectus for New Investors

January 27, 2023

This summary prospectus summarizes key features of the Transamerica Variable Funds and the Transamerica Asset Allocation Variable Funds group variable annuity contract (“Contract”) issued by Transamerica Financial Life Insurance Company. Before you invest, you should review the prospectus for the Contract, which contains more information about the Contract’s features, benefits, and risks. You can find this document and other information about the Contract online at trsretire.com. You can also obtain this information at no cost by calling (800) 755-5801.

Additional information about certain investment products, including variable annuities, has been prepared by the Securities and Exchange Commission’s staff and is available at Investor.gov.

The Securities and Exchange Commission has not approved or disapproved these securities, or passed upon the adequacy of this prospectus. Any representation to the contrary is a criminal offense.

  SPECIAL TERMS

Accumulation Account: an account maintained for each Participant in which is recorded the number of Units held for his/her credit.

Accumulation Period: the period during which Purchase Payments may be made on the Participant’s behalf. It begins when the Participant begins participation under the Plan and ends as of his/her Annuity Purchase Date, or earlier termination of his/her Accumulation Account.

Annuity Purchase Date: the date a Participant elects to purchase a Fixed Annuity.

Asset Allocation Funds Account: a segregated investment account, or separate account, of TFLIC which has been designated Transamerica Asset Allocation Variable Funds. This account is no longer available for Purchase Payment and/or Contract value allocations.

Code: the Internal Revenue Code of 1986, as amended.

Contracts: the group variable annuity contracts offered by TFLIC to Contractholders, as described in this Prospectus.

Fixed Annuity: an annuity with payments which remain fixed throughout the payment period and which do not reflect the investment experience of a separate account.

NQDC: Non-qualified deferred compensation arrangement available to taxed organizations only.

Participant: an employee participating under a Contract issued to or adopted by his/her employer or an individual participating under a Contract issued to an IRA Contractholder.

Plan: a retirement Plan or program under which benefits are to be provided pursuant to a Contract described herein from amounts contributed by the Plan sponsor or by Plan Participants.

Purchase Payment: the amount contributed and remitted to TFLIC on behalf of a Participant.

Portfolio Company(ies) /Investment Option(s): collectively or individually, the Transamerica Funds and Calvert VP SRI Balanced Portfolio in which the Subaccounts invest. Also referred to as an Underlying Investment(s)

Subaccount: A subdivision of the Variable Funds Account separate account that invests exclusively in shares of one portfolio company/investment option.

Underlying Investments: collectively or individually, the Transamerica Funds and Calvert VP SRI Balanced Portfolio in which the Variable Funds Subaccounts invest. Also referred to as a Portfolio Company/Investment Option.

Unit: the measure by which the value of an investor’s interest in each Subaccount is determined.

Valuation Date: each day that the New York Stock Exchange is open for trading.

Valuation Period: the period between the ending of two successive Valuation Dates.

Variable Funds Account: a segregated investment account, or separate account, of TFLIC which has been designated Transamerica Variable Funds and to which Purchase Payments may be allocated.

IMPORTANT INFORMATION YOU SHOULD CONSIDER ABOUT THE CONTRACT

FEES AND EXPENSES				Location in Prospectus
Charges for Early Withdrawals	No fee is charged by the Contract for redemption.
Transaction Charges	None			Transfers
Ongoing Fees and Expenses (annual charges)

The table below describes the fees and expenses that you may pay each year, for your Contract depending on the options you choose. Please refer to your Contract specifications page for information about the specific fees you will pay each year based on the options you have elected.

Annuity Contract Fee Tables And Expense Examples
	Annual Fee	Minimum	Maximum	Annual Contract Charges
	Base Contract	1.10%	1.25%
	Annual Contract Fee[1]	None	$50
	Investment options[2]	0.30%	0.96%
(Portfolio Company fees and expenses)
	Optional Benefit Expenses	None
1 TFLIC does not currently assess an Annual Contract fee.
2 As a percentage of Portfolio Company assets.

To help you understand the cost of owning your Contract, the following table shows the lowest and highest cost you could pay each year. This estimate assumes that you do not take withdrawals from the Contract.

Annuity Contract Fee Tables And Expense Examples
	Lowest Annual Cost Estimate: $1,577	Highest Annual Cost Estimate: $2,241

	Assumes:	Assumes:

	• Investment of $100,000	• Investment of $100,000

	• 5% annual return	• 5% annual return

	• Least expensive fund fees and expenses	• Most expensive fund fees and expenses

	• No optional benefits	• No optional benefits

	• No sales charges	• No sales charges

	• No additional purchase payments, transfers or withdrawals	• No additional purchase payments, transfers or withdrawals

RISKS				Location in Prospectus
Risk of Loss	You can lose money by investing in this Contract, including loss of principal.			Principal Risks of Investing in the Contract
Not a Short-Term Investment

This Contract is not a short-term investment and is not appropriate for an investor who needs ready access to cash.

The Contract is designed and offered as funding vehicles for retirement plans maintained by state educational organizations, certain tax-exempt organizations, IRA contractholders, and taxed organizations in the case of the Section 401(a) and/or Section 401(k) contracts and corporate nonqualified deferred compensation contracts.

Principal Risks of Investing in the Contract Federal Income Tax Status

Risks Associated with Investment Choices

An investment in the Contract is subject to the risk of poor investment performance. The investment performance of your Contract can vary depending on the performance of the Subaccounts options that you choose.

Each Subaccount has its own unique risks. You should review the Subaccounts carefully before making an investment decision.

Prospectus of each Portfolio Company/ Investment Option Appendix- Portfolio Companies/Investment Options available under Your Contract
Insurance Company Risks

An investment in the Contract is subject to the risks related to Transamerica Financial Life Insurance Company. Any obligations, guarantees, and benefits under the Contract are subject to our claims-paying ability.

More information about Transamerica Financial Life Insurance Company, including our financial strength ratings, is available by visiting transamerica.com or calling toll-free[(800) 755-5801.

Principal Risks of Investing in the Contract

RESTRICTIONS		Location in Prospectus
Investments	We reserve the right to remove or substitute the Portfolio Companies/Investment Options that are available as Investment Options under the Contract.	Rights Reserved by TFLIC

Optional Benefits	None available.
TAXES		Location in Prospectus

You should consult with a tax professional to determine the tax implications of an investment in and payments received under the Contract.

If you purchased the Contract through a tax-qualified plan or individual retirement account (IRA), you do not get any additional tax deferral

Earnings on your Contract are taxed at ordinary income tax rates when you withdraw them, and you may have to pay a penalty if you take a withdrawal before age 59 1⁄2.

Federal Income Tax Status

CONFLICT OF INTEREST		Location in Prospectus
Investment Professional Compensation

Some investment professionals may receive compensation for selling the Contract to investors in the form of commissions and other incentives. This conflict of interest may influence your investment professional to recommend the Contract over another investment.

Distribution of the Contracts

Exchanges

Some investment professionals may have a financial incentive to offer you a new Contract in place of the one you already own. You should only exchange your Contract if you determine, after comparing the features, fees, and risks of both policies, that it is preferable for you to purchase the new Contract rather than continue to own your existing Contract.

Federal Income Tax Status

OVERVIEW OF THE CONTRACT

Purpose

The Group Variable Annuity Contracts (the “Contracts”) are designed and offered as funding vehicles for retirement plans maintained by state educational organizations, certain tax-exempt organizations, and IRA Contractholders and for taxed organizations in the case of the Section 401(a) and/or Section 401(k) Contracts and Corporate Nonqualified Deferred Compensation (“NQDC”) Contracts.

Phases of the Contract

The Contract, like all deferred annuity policies, has two phases: the “accumulation phase” and the “income phase.” During the accumulation phase, earnings accumulate on a tax-deferred basis and are taxed as ordinary income when you take them out of the Contract. The income phase occurs when you annuitize the Contract and begin receiving regular annuity payments from your Contract. The money you accumulate during the accumulation phase will largely determine the payments you receive during the income phase.

Accumulation Phase. With respect to the Section 401(a), Section 401(k) and NQDC Contracts, the employer and/or the employee will make contributions pursuant to the terms and conditions of the underlying retirement plan. A list of Portfolio Companies/Investment Options in which you can invest is provided in the back of this prospectus. See Appendix: Portfolio Companies/Investment Options Available Under the Contract. Each has its own investment strategies and risks, investment adviser(s), expense ratio, cand performance history.

Annuity (Income) Phase. Unless a Fixed Annuity is elected, a Participant will receive a lump sum payment at the end of the Accumulation Period. If a fixed annuity is chosen, the Participant will receive a stream of income payments.

Contract Features

Accessing Your Money. Subject to applicable federal tax law restrictions, a Participant at any time during his/her Accumulation Period and prior to his/her death may redeem all or a portion of the Units credited to the Accumulation Account. There is no redemption charge.

Death Benefit. If a Participant dies before the Annuity Purchase Date, subject to the terms of any underlying Plan, the Accumulation Account value will be paid to his/her beneficiary.

Loan Provisions. None

Optional Benefits. None

Tax Treatment. You can transfer money between investment choices without tax implications and earnings (if any) on your investments are generally tax-deferred. You are taxed only if you make a surrender or withdrawal

Withdrawal Options. Participant may, at any time during his/her Accumulation Period and prior to his/her death, redeem all or a portion of the Units credited to the Accumulation Account. There is no redemption charge. A withdrawal will generally have federal income tax consequences which may include penalties. Other significant withdrawal restrictions may be imposed by the Code.

BENEFITS UNDER THE CONTRACT

The following are the currently available benefits under the Contract.

Name of Benefit	Purpose	Standard or Optional	Maximum Fee	Brief Description of Restrictions/Limitations
Death Benefit	Provides a death benefit to the beneficiary.	Standard	No Charge	Only payable if the Participant dies before the Annuity Purchase Date.

BUYING THE CONTRACT`

Credit of Purchase Payments

A Participant’s initial Purchase Payment will be credited to the Participant’s Accumulation Account to provide Units as of a Valuation Date for the Valuation Period, not later than (2) two business days after receipt of the Purchase Payment by TFLIC at 440 Mamaroneck Avenue, Harrison, New York 10528, if the Contract application and/or Participant’s enrollment form is complete upon receipt, or (2) two business days after an application and/ or enrollment form which is incomplete upon receipt by TFLIC is made complete, provided that if such information is not made complete within five business days after receipt, (i) the prospective Participant will be informed of the reasons for the delay, and (ii) the initial Purchase Payment will be returned immediately and in full, unless the prospective Participant specifically consents to TFLIC retaining the Purchase Payment until such information is made complete.

Subsequent Purchase Payments will be credited to the Participant’s Accumulation Account to provide Units as of the Valuation Date for the Valuation Period in which the Purchase Payment is received in good order by TFLIC.

Allocation of Purchase Payments

Upon receipt of a Purchase Payment, it will be credited to the Account and the Subaccount or Subaccounts thereof designated by the Participant in the form of Units. The number of Units to be credited is determined by dividing the dollar amount allocated to the particular Subaccount(s) by the Unit value of that Subaccount for the Valuation Date for the Valuation Period on which the Purchase Payment is received. The number of Units shall not be changed by any subsequent change in the value of a Unit, but the dollar allocation value of a Unit will vary in amount depending upon the investment experience of the applicable Subaccount.

Allocation instructions may be changed at any time by providing TFLIC with a correctly completed allocation form. Any change in allocations will be effective within 10 business days following receipt of the allocation form by TFLIC. If an allocation form is incorrectly completed, Purchase Payments will be credited in accordance with the most recent allocation form on record. TFLIC reserves the right to limit a Participant’s right to change allocation instructions to four times a calendar year.

SURRENDERING YOUR CONTRACT OR MAKING WITHDRAWALS: ACCESSING THE MONEY IN YOUR CONTRACT

Redemption During the Accumulation Period

For Section 403(b), Section 457 and Section 408(IRA) Contracts and subject to applicable federal tax law restrictions, a Participant at any time during his/her Accumulation Period and prior to his/her death may redeem all or a portion of the Units credited to the Accumulation Account. There is no redemption charge.

The Accumulation Account value redeemed or the Units remaining after a partial redemption will be determined on the Valuation Date for the Valuation Period in which a written request for a redemption on a form approved by TFLIC is received by TFLIC. The Accumulation Account will be reduced by the lesser of the number of Units obtained by dividing the amount of the redemption request by the Unit value for that day or the number of Units remaining in the Accumulation Account.

A full or partial redemption payment will be made within seven days after receipt of the written request. A request for a partial redemption must specify the Subaccount(s) from which the partial withdrawal is to be made. Payment may be postponed as permitted by the 1940 Act. Currently, deferment is permissible only when the New York Stock Exchange is closed or trading is restricted, when an emergency exists as a result of which disposal of the interests in the Underlying Investment held by Variable Funds Subaccounts is not reasonably practicable or it is not reasonably practicable to determine fairly the value of these assets, or when the SEC has provided for such deferment for the protection of Participants.

A withdrawal will generally have federal income tax consequences which may include penalties. See “Federal Income Tax Status”.

With respect to Section 401(a), Section 401(k) and NQDC Contracts, the ability to withdraw funds during the Accumulation Period is generally more limited. In each instance the underlying Plan document should be consulted to determine what options, if any, are available.

Redemption

A Participant may redeem at any time prior to the time an annuity benefit takes effect and prior to his/her death all or a portion of the Units credited to his/her Accumulation Account without any charge, subject to any limitations in the underlying Plan. There are no redemption charges.

A penalty tax may be payable under the Code upon the redemption of amounts from an Accumulation Account under the Contract and other significant withdrawal restrictions may be imposed by the Code. See “Federal Income Tax Status.”

Additional Information About Fees

The following tables describe the fees and expenses that you will pay when buying, owning, and surrendering or making withdrawals from the Contract. The first table describes the fees and expenses that you will, directly or indirectly pay at the time that you buy the Contract, surrender or make withdrawals from the Contract, or transfer Contract value between Investment Options. State premium taxes may be deducted upon the purchase of a Fixed Annuity under the Contract.

Transaction Expenses

Sales Load On Purchase Payments	0%

Maximum Surrender Charge (as a % of premium payments surrendered)	0%

Exchange Fee	$0

The following table shows the fees and expenses that you will pay each year during the time that you own the Contract not including the fees and expenses of the Underlying Investments.

Annual Contract Expenses:

Base Contract Annual Expenses (as a percentage of average account value)
Annual Contract Fee	$ 50(1)
Base Contract Fee	1.25%(2)

(1)

TFLIC reserves the right to deduct an annual contract charge from a Participant’s Accumulation Account in accordance with the provisions of the Contracts. TFLIC has no present intention to impose such a charge, but it may do so in the future.

(2)	TFLIC currently charges mortality and expense risk fees of 1.10% and reserves the right to charge maximum mortality and expense risk fees of up to 1.25% upon notice.

The next table shows the minimum and maximum total operating expenses charged by the Portfolio Companies that you may pay periodically during the time that you own the Contract. A complete list of the Portfolio Companies available under the Contract, including their annual expenses, may be found under Appendix: Portfolio Companies/Investment Options Available Under the Contract.

Annual Portfolio Company Expenses(1)	Minimum	Maximum
Expenses (expenses that are deducted from Underlying Investment assets, including management fees, distribution and/or service and 12b-1 fees, and other expenses)	[ ]%	[ ]%

(1)	The expenses shown are those incurred for the year ended October 31, 2022, Current or future expenses may be greater or less than those shown.

Expense Examples:

These examples are intended to help you compare the cost of investing in the Contract with the cost of investing in other variable annuity contracts. These costs include separate account annual expenses and the fees and expenses of the Underlying Investments.

If you (i) surrender your Contract at the end of the applicable time period, (ii) annuitize at the end of the applicable period or (iii) do not surrender your Contract, you would pay the following expenses on a $100,000 investment. These examples assume a 5% return each year (this assumption is required by the SEC and is not a prediction of any Subaccount’s future performance). These examples should not be considered a representation of past or future expenses, and actual expenses may be greater or lesser than those shown.

The following example is based on fees before waivers and reimbursements and reflects the imposition of the maximum mortality and expense risk charge (1.25%) which may be imposed by TFLIC, and investing in the Portfolio Company with the maximum expenses (0.96%).

After 1 Year	After 3 Years	After 5 Years	After 10 Years
[ ]	[ ]	[ ]	[ ]

.

APPENDIX- PORTFOLIO COMPANIES/ INVESTMENT OPTIONS AVAILABLE UNDER THE CONTRACT

The following is a list of current Portfolio Companies/Investment Options available under the Contract which are subject to change as discussed in this prospectus. Depending on the separate account of your Contract, you may not be able to invest in certain Portfolio Companies/Investment Options. Not all investment options listed in this prospectus may be available to you. Please refer to your employer’s plan documents for a list of Portfolio Companies/Investment Options that are available in your plan.

More information about each Portfolio Company/ Investment Option is available in its prospectuses. The prospectuses, which may be amended from time to time, can be found online at by accessing your account at www.transamerica.com. You can also request this information at no cost by calling our Administrative Office at (800) 755-5801.

The current expenses and performance below reflects fee and expenses of the Portfolio Companies/Investment Options, but do not reflect the other fees and expenses that your Contract may charge. Expenses would be higher and performance would be lower if these other charges were included. Each Portfolio Company/ Investment Option’s past performance is not necessarily an indication of future performance. Transamerica Asset Management, Inc. (“TAM”) is the investment adviser of each of the Transamerica Funds, which are the Portfolio Companies/Investment Options underlying the Transamerica Variable Funds subaccounts (other than the Calvert VP SRI Balanced Portfolio).

Type/ Investment Objective	Portfolio Company/ Investment Option and Adviser/Sub-Adviser	Current Expenses	Average Annual Total Returns (as of 12/31/2022)
			1 Year	5 Years	10 Years
Transamerica Variable Funds
Money Market	Transamerica Government Money Market[1] Sub-Adviser: BlackRock Investment Management, LLC	0.06%
Bond	Transamerica Core Bond, 12 Sub-Adviser: Aegon USA Investment Management, LLC (“AUIM)	0.41%
	High Yield Bond[5] Sub-Adviser: AUIM	0.60%
	Transamerica Inflation-Protected Securities[3] Sub-Adviser: PineBridge Investments LLC (“PineBridge”)	0.49%
	Transamerica Short Term Bond[2,13] Sub-Adviser: AUIM	0.41%	N/A	N/A	N/A
Allocation	Transamerica Balanced II6 Sub-Adviser: AUIM	0.58%
U.S. Equity	Transamerica Large Value Opportunities[7] Sub-Adviser: PineBridge	0.49%
	Transamerica Large Core 8, Sub-Adviser: PineBridge	0.51%
	Transamerica Large Growth[9] Sub-Adviser: Morgan Stanley Investment Management Inc.	0.69%
	Transamerica Small Cap Growth[10] Sub-Adviser: Ranger Investment Management, LP	0.99%		N/A	N/A
	Transamerica Small Cap Value [10] Sub-Adviser: Peregrine Capital Management LLC	0.83%		N/A	N/A
International Equity	Transamerica International Equity[11] Sub-Adviser: Thompson, Siegel & Walmsley LLC	0.75%
Multi-asset	Calvert VP SRI Balanced Portfolio Adviser: Calvert Research and Management	0.63%

Government Money Market: The 7-Day Yield was [ ]% as of December 31, 2022, The 7-Day Effective Yield was [ ]% as of December 31, 2022.

(1) Total returns calculated for any period for the Government Money Market Subaccount reflect the performance of the Transamerica Partners Government Money Market Portfolio prior to October 13, 2017 and the performance of the Transamerica Government Money Market Fund thereafter.
(2) Transamerica Short Term Bond was added effective December 9, 2022 and as of December 31, 2021 does not have any annualized total returns.
(3) Total returns calculated for any period for the Inflation-Protected Subaccount reflect the performance of the Transamerica Partners Inflation-Protected Portfolio prior to April 21, 2017 and the performance of the Transamerica Inflation-Protected Fund thereafter.
(4) Total returns calculated for any period for the Intermediate Bond Subaccount reflect the performance of the Transamerica Partners Core Bond Portfolio prior to March 24, 2017 and the performance of the Transamerica Intermediate Bond Fund thereafter.
(5) Total returns calculated for any period for the High Yield Bond Subaccount reflect the performance of the Transamerica Partners High Yield Bond Portfolio prior to March 24, 2017 and the performance of the Transamerica High Yield Bond Fund thereafter.
(6) Total returns calculated for any period for the Balanced II Subaccount reflect the performance of the Transamerica Partners Balanced Portfolio prior to September 15, 2017 and the performance of the Transamerica Balanced II Fund thereafter.
(7) Total returns calculated for any period for the Large Value Opportunities Subaccount reflect the performance of the Transamerica Partners Large Value Portfolio prior to May 5, 2017 and the performance of the Transamerica Large Value Opportunities thereafter.
(8) Total returns calculated for any period for the Large Core Subaccount reflect the performance of the Transamerica Partners Large Core Portfolio prior to March 10, 2017 and the performance of the Transamerica Large Core Fund thereafter.
(9) Total returns calculated for any period for the Large Growth Subaccount reflect the performance of the Transamerica Partners Large Growth Portfolio prior to March 10, 2017 and the performance of the Transamerica Large Growth Fund thereafter.
(10) Small Cap Growth and Small Cap Value were added effective July 31, 2020, and as of December 31, 2020, do not have five or ten year annualized total returns.
(11) Total returns calculated for any period for the International Equity Subaccount reflect the performance of the Transamerica Partners International Equity Portfolio prior to March 10, 2017 and the performance of the Transamerica International Equity Fund thereafter.
(12) Effective November 1, 2022, Transamerica Intermediate Bond Subaccount was renamed Transamerica Core Bond Subaccount.
(13) Effective December 9, 2022, Transamerica High Quality Bond Fund merged into Transamerica Short-Term Bond Fund. Contract Owners’ interests in the Transamerica High Quality Bond Subaccount were redeemed and reinvested in the Transamerica Short-Term Bond Subaccount following shareholder approval of the merger.

HOW TO FIND ADDITIONAL INFORMATION ABOUT YOUR CONTRACT

The Prospectus and Statement of Additional Information (“SAI”) for this Contract includes additional information about us and the separate account. The Prospectus and SAI which have the same effective date as this summary prospectus, are incorporated by reference as amended or supplemented.

The Prospectus and SAI are available without charge upon request by calling our administrative office at (800) 755-5801 (Monday – Friday from 8:30 a.m. – 7:00 p.m. Eastern time), or by writing us at our mailing address at Transamerica , 6400 C Street SW, Cedar Rapids, IA 52499-0001.

Reports and other information about us and the separate account are available on the SEC’s website at www.sec.gov. Copies of this information may be obtained, upon payment of a duplicating fee, by electronic request at publicinfo@sec.gov.

EDGAR contract identifier No. is # C0000916943